Exhibit 4.10

AMENDMENT NO. 2

TO THE

FOG CUTTER LONG TERM

VESTING TRUST

Amendment No. 2 to the Fog Cutter Long Term Vesting Trust Agreement dated as of May 26, 2004 (the “Amendment”), between Fog Cutter Capital Group Inc., a Maryland corporation and the successor in interest to Wilshire Real Estate Investments Inc. (the “Company”), and David Dale-Johnson, Don H. Coleman and Andrew Wiederhorn (hereinafter referred to, individually and collectively, as the “Trustee” or “Trustees”) to the Fog Cutter Long Term Vesting Trust Agreement made as of the 1st day of October, 2000 by and between the Company and the Trustees, as amended from time to time (the “Trust Agreement”).

WHEREAS, the Company had established the Trust Agreement to raise its employees’ and directors’ stock ownership in the Company, thereby strengthening the mutuality of interest between the employees, officers and directors and the Company’s stockholders; and

WHEREAS, the Company and the Trustees wish to amend the Trust Agreement to provide more flexibility in bestowing awards to employees and officers under the Trust Agreement; and

WHEREAS, in accordance with Section 10 of the Trust Agreement, the parties to the Trust Agreement may amend the Trust Agreement without the consent or approval of any Trust Beneficiary; and

NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

SECTION 1.  Definitions.  All terms used in this Amendment that are defined in the Trust Agreement, either directly or by reference therein, have the meanings assigned to them therein, except to the extent such terms are defined or modified in this Amendment or the context clearly requires otherwise.  In the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Trust Agreement, the terms and provisions of this Amendment shall govern.

SECTION 2.  Amendments.

(a)  The first sentence of Section 2(c) of the Trust Agreement is hereby amended and restated as follows:

“A Trust Beneficiary shall not have any rights with respect to shares of Common Stock allocated to such individual’s account or any income credited pursuant to Section 2(b) (“Trust Income”), unless and until the individual completes five years of continuous service with the Company, commencing with the date the individual first receives an allocation of shares of Common Stock hereunder (the “Vesting Period”); provided, however that the Trustees and the Company may agree in writing that such period of service need not be continuous for an employee or officer who leaves the Company for a period of not more than 36 months.”

(b)  Section 2(d) of the Trust Agreement is hereby amended and restated in its entirety as follows:

                “(d)         In the event a Trust Beneficiary terminates employment with the Company for any reason prior to completion of such individual’s Vesting Period, the shares of Common Stock and any Trust Income allocated to such individual hereunder shall be immediately forfeited and, subject to Section 10(c) hereof, be reallocated by the Trustees to those employees and/or directors of the Company, in such amounts and at such times as determined by the Trustees in their sole discretion; provided, however, that if the Trustees and the Company have determined that an employee or officer need not provide continuous service and have agreed that such employee or officer may leave the Company for a period not exceeding 36 months as provided in Section 2(c) above, then such Trust Beneficiary shall not forfeit his shares of Common Stock (and they shall not be reallocated) or any Trust Income and instead the Trust shall continue to hold such shares until such time as such Trust Beneficiary has returned to the Company and completed the Vesting Period (or has failed to do so).”

SECTION 3.  Agreement.  The Trustees and the Company have determined that Andrew Wiederhorn, the Company’s Chief Executive Officer, need not provide continuous service and have agreed that such officer may leave the Company for a period not exceeding 36 months and the Trust shall continue to hold shares of Common Stock and Trust Income allocated to him.

SECTION 4.  Ratification of Agreement.  As supplemented and amended by this Amendment, the Trust Agreement is in all respects ratified and confirmed and the Trust Agreement, as so supplemented and amended by this Amendment, shall be read, taken, and construed as one and the same instrument.

SECTION 5.  Counterparts.  This Amendment may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

SECTION 6.  Governing Law; Instrument under Seal.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF DELAWARE AND WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PROVISIONS THEREOF.

                IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Trust Agreement effective as of the 26 day of May, 2004.

FOG CUTTER CAPITAL GROUP INC.

By:	David Dale-Johnson

TRUSTEE

By:	Andrew A. Wiederhorn

TRUSTEE

By:	Don H. Coleman

TRUSTEE